Exhibit 2.4
EXECUTION COPY
MERGER PARTNER
NOTEHOLDER AGREEMENT
     THIS MERGER PARTNER NOTEHOLDER AGREEMENT (this “Agreement”), dated as of May 1, 2008, is by and among Critical Therapeutics, Inc., a Delaware corporation (“Public Company”), Cornerstone BioPharma Holdings, Inc., a Delaware corporation (“Merger Partner”), Cornerstone BioPharma, Inc., a Nevada corporation and a wholly owned subsidiary of Merger Partner (“Operating Company”), and Carolina Pharmaceuticals Ltd., a Bermuda Exempted Company (“Noteholder”).
     WHEREAS, concurrently with the execution and delivery of this Agreement, Public Company, Neptune Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Public Company (the “Transitory Subsidiary”), and Merger Partner have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of the Transitory Subsidiary into Merger Partner in accordance with the terms of the Merger Agreement;
     WHEREAS, the Noteholder is the holder of that certain Promissory Note, dated April 19, 2004, with Operating Company, as amended by that certain Promissory Note Amendment and Waiver Agreement, dated June 6, 2006 (as amended, the “Carolina Note”);
     WHEREAS, as a condition and inducement to Public Company’s willingness to enter into the Merger Agreement, Public Company requires that Noteholder enter into this Agreement, (i) to covenant that Noteholder will exchange or convert the Carolina Note into the common stock, $0.0001 par value per share, of Merger Partner (the “Merger Partner Common Stock”) prior to the Effective Time in accordance with the terms hereof, (ii) to give Public Company a proxy to vote all of the shares of capital stock of Merger Partner that Noteholder owns and (iii) not to transfer or otherwise dispose of any shares of Merger Partner Common Stock that Noteholder owns or, for 180 days after the Effective Time, any Public Company Common Stock received in exchange therefor pursuant to the Merger; and
     WHEREAS, in consideration of the execution and delivery of the Merger Agreement by Public Company and the Transitory Subsidiary, Noteholder is willing to take such actions to facilitate the consummation of the Merger;
     NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound, the parties hereto hereby agree as follows:
     1. Certain Definitions.
          (a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:
          “Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership.
          “Shares” means (i) all shares of capital stock of Merger Partner owned, beneficially or of record, by Noteholder as of the date hereof, and (ii) all additional shares of capital stock of Merger Partner acquired by Noteholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 11 below), including shares of Merger Partner Common Stock issued to Noteholder pursuant to Section 2 hereof.
          “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.
     2. Conversion or Exchange of Carolina Note.
          (a) Prior to the date Public Company first files the Registration Statement with the SEC, Noteholder shall surrender for cancellation the Carolina Note to Operating Company along with written instructions to Operating Company and Merger Partner to cancel the Carolina Note and issue shares of Merger Partner Common Stock in exchange for, at Noteholder’s option, all or a portion of the Carolina Note (but in an amount not less than the principal amount outstanding under the Carolina Note on the date of exchange) (such amount to be converted or exchanged, the “Purchase Amount”). Upon receipt of the surrendered Carolina Note by Operating Company, Noteholder will be deemed to be the holder of record of the shares of Merger Partner Common Stock issuable with respect to the Purchase Amount (as calculated under Section 2(b)) as of the close of business on the date the Carolina Note is surrendered to Operating Company, and Merger Partner will promptly execute or cause to be executed and delivered to Noteholder a certificate or certificates representing such number of shares. If Noteholder chooses not to convert or exchange the entire amount of principal and accrued interest then outstanding under the Carolina Note, Operating Company will, concurrently with Merger Partner’s delivery of said stock certificate or certificates, deliver to Noteholder a new promissory note of like tenor evidencing the remaining outstanding amount of the Carolina Note not so converted or exchanged for shares of Merger Partner Common Stock. Upon surrender of the Carolina Note to Operating Company by Noteholder, all shares of Merger Partner Common Stock deliverable and issued hereunder will be duly authorized, duly and validly issued and outstanding, fully paid and nonassessable, and free from taxes, liens or charges.
          (b) Upon receipt of the written instructions from Noteholder pursuant to Section 2(a), Merger Partner shall issue to Noteholder in respect of the Purchase Amount a number of shares of Merger Partner Common Stock equal to (i) the quotient of (A) the Purchase Amount, divided by (B) the fair market value of Merger Partner on the conversion or exchange date as determined in good faith by the Merger Partner Board, multiplied by (ii) the sum of (A) the number of shares of Merger Partner Common Stock outstanding immediately prior to the conversion or exchange plus (B) the number of shares of Merger Partner Common Stock issuable upon exercise of Merger Partner Stock Options and Merger Partner Warrants outstanding immediately prior to the conversion or exchange.
     3. Transfer and Voting Restrictions With Respect to the Shares.
          (a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Noteholder shall not, except in connection with the Merger or as the result of the death of Noteholder, Transfer any of the Shares, or discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement with respect thereto, unless the person to which such Shares are being Transferred shall have executed and delivered a counterpart of this Agreement and agreed pursuant thereto, for the benefit of Public Company and Transitory Subsidiary, to hold such Shares subject to all terms and conditions of this Agreement.
          (b) Noteholder understands and agrees that if Noteholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, Merger Partner shall not, and Noteholder hereby unconditionally and irrevocably instructs Merger Partner to not, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares or (iii) record such vote, in each case, unless and until Noteholder shall have complied with the terms of this Agreement.
          (c) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, Noteholder will not commit any act that could restrict or affect Noteholder’s legal power, authority and right to vote all of the Shares then owned of record or beneficially by Noteholder or otherwise prevent or disable Noteholder from performing any of his, her or its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, Noteholder will not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting Noteholder’s legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transaction.
     4. Agreement to Vote Shares.
          (a) Prior to the Expiration Date, at every meeting of the stockholders of Merger Partner called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Merger Partner, Noteholder (in Noteholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote (i) in favor of adoption of the Merger Agreement and approval of the transactions contemplated thereby (collectively, the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation or business combination involving Merger Partner or any of its subsidiaries other than the Proposed Transaction; (B) any sale, lease or transfer of all or substantially all of the assets of Merger Partner or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Merger Partner or any of its subsidiaries; or (D) any other action that is intended, or could reasonably be expected, to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Merger Partner under the Merger Agreement or of Noteholder under this Agreement or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction (each of (ii) and (iii), a “Competing Transaction”).
          (b) If Noteholder is the beneficial owner, but not the record holder, of the Shares, Noteholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 4(a).

     5. Grant of Irrevocable Proxy.
          (a) Noteholder hereby irrevocably (to the fullest extent permitted by law) grants to, and appoints, Public Company and each of its executive officers and any of them, in their capacities as officers of Public Company (the “Grantees”), as Noteholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of Noteholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of such Shares in accordance with Section 4 hereof and, in the discretion of the Grantees with respect to any proposed adjournments or postponements of any meeting of Noteholders at which any of the matters described in Section 4 hereof is to be considered.
          (b) Noteholder represents that any proxies heretofore given in respect of the Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.
          (c) Noteholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Noteholder under this Agreement. Noteholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Noteholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law.
          (d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided above. Noteholder may vote the Shares on all other matters.
          (e) Public Company may terminate this proxy with respect to Noteholder at any time at its sole election by written notice provided to Noteholder.
     6. No Solicitation. Noteholder, in his, her or its capacity as a Noteholder, shall not directly or indirectly, (a) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (b) furnish any information with respect to or in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (c) engage in discussions or negotiations with any person with respect to any Acquisition Proposal, (d) approve, endorse or recommend any Acquisition Proposal or (e) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal.
     7. Lock-Up With Respect to Public Company Common Stock. Noteholder shall not during the period commencing upon the Effective Time and ending 180 days after the date on which the Effective Time occurs, Transfer any shares of Public Company Common Stock or any securities convertible into or exercisable or exchangeable for Public Company Common Stock. The foregoing sentence shall not apply to (a) transactions relating to shares of Public Company Common Stock or other securities acquired in open market transactions after the Effective Time; provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of shares of Public Company Common Stock acquired in such open market transactions; (b) transfers of shares of Public Company Common Stock as a bona fide gift; (c) distributions of shares of Public Company Common Stock to limited partners, members or shareholders of the Noteholder; (d) transfers to any family limited partnership or family limited liability company whose partnership or equity interests are owned by, or a trust for the direct or indirect benefit of, or controlled by, the Noteholder or the immediate family of the Noteholder; (e) transfers to the Noteholder’s Affiliates or to any investment fund or other entity controlled or managed by the Noteholder; provided that in the case of any transfer or distribution pursuant to clause (b), (c), (d) or (e), (i) each donee, distributee or transferee shall sign and deliver a lock-up letter containing substantially similar provisions as are set forth in this Section 7 and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Public Company Common Stock, shall be required or shall be voluntarily made during the restricted period referred to in the foregoing sentence; or (f) transfers to any beneficiary of the Noteholder pursuant to will, intestacy or other testamentary document or applicable laws of descent. In addition, the Noteholder agrees that, without the prior written consent of Public Company, it will not, during the period commencing on the Effective Time and ending 180 days after the date on which the Effective Time occurs, make any demand for or exercise any right with respect to, the registration of any shares of Public Company Common Stock or any securities convertible into or exercisable or exchangeable for Public Company Common Stock. The Noteholder also agrees and consents to the entry of stop transfer instructions with Public Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Public Company Common Stock or any securities convertible into or exercisable or exchangeable for Public Company Common Stock except in compliance with the foregoing restrictions.
     8. Action in Noteholder Capacity Only. Noteholder makes no agreement or understanding herein as a director or officer of Merger Partner. Noteholder signs solely in Noteholder’s capacity as a record holder and beneficial owner, as applicable, of Shares, and nothing herein shall limit or affect any actions taken in Noteholder’s capacity as an officer or director of Merger Partner.
     9. Representations and Warranties of Noteholder.
          (a) Noteholder hereby represents and warrants to Public Company as follows: (i) Noteholder is the beneficial or record owner of the shares of capital stock of Merger Partner indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances; (ii) Noteholder does not beneficially own any securities of Merger Partner other than the shares of capital stock and rights to purchase shares of capital stock of Merger Partner set forth on the signature page of this Agreement; (iii) Noteholder has full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 5; and (iv) this Agreement has been duly and validly executed and delivered by Noteholder and constitutes a valid and binding agreement of Noteholder enforceable against Noteholder in accordance with its terms. Noteholder agrees to notify Public Company promptly of any additional shares of capital stock of Merger Partner of which Noteholder becomes the beneficial owner after the date of this Agreement.
          (b) As of the date hereof and for so long as this Agreement remains in effect, except for this Agreement or as otherwise permitted by this Agreement, Noteholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by Noteholder, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other person or entity (including, without limitation, any governmental entity). Without limiting the generality of the foregoing, Noteholder has not entered into any voting agreement (other than this Agreement) with any person with respect to any of the Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person limiting or affecting Noteholder’s legal power, authority or right to vote the Shares on any matter.
          (c) The execution and delivery of this Agreement and the performance by Noteholder of his, her or its agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Noteholder is a party or by which

Noteholder (or any of his, her or its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Noteholder’s ability to perform his, her or its obligations under this Agreement or render inaccurate any of the representations made by Noteholder herein.
          (d) Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Public Company, the Transitory Subsidiary or Merger Partner in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Noteholder.
          (e) Noteholder understands and acknowledges that Public Company, the Transitory Subsidiary and Merger Partner are entering into the Merger Agreement in reliance upon Noteholder’s execution and delivery of this Agreement and the representations and warranties of Noteholder contained herein.
     10. Exchange of Shares; Waiver of Rights of Appraisal. If the Merger is consummated, the Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for the consideration provided in the Merger Agreement. Noteholder hereby waives, and agrees to prevent the exercise of, any rights of appraisal with respect to the Merger, or rights to dissent from the Merger, that such Noteholder may have by virtue of his, her or its beneficial ownership of the Shares.
     11. Confidentiality. Noteholder recognizes that successful consummation of the Proposed Transaction may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, and so that Public Company may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD promulgated under the Exchange Act, Noteholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Public Company and Merger Partner, except for disclosures Noteholder’s counsel advises are required by applicable law, in which case Noteholder shall give notice of such disclosure to Public Company and Merger Partner as promptly as practicable so as to enable Public Company and Merger Partner to seek a protective order from a court of competent jurisdiction with respect thereto.
     12. Termination. This Agreement, other than Sections 7 and 13 hereof, shall terminate and be of no further force or effect whatsoever as of the earlier of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article 8 thereof or (b) the Effective Time (the “Expiration Date”). Notwithstanding anything in this Agreement to the contrary, Sections 7 and 13 hereof shall remain in full force and effect following the Effective Time for the time period provided in Section 7.
     13. Miscellaneous Provisions.
          (a) Amendments, Modifications and Waivers. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any waiver of any term or condition hereof shall be valid only if set forth in a written instrument signed on behalf of such party. Such waiver shall not be deemed to apply to any term or condition other than that which is specified in such waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          (b) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.
          (c) Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
          (d) Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13(m) hereof. Nothing in this Section 13(d), however, shall affect the right of any party to serve legal process in any other manner permitted by law.
          (e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
          (f) Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
          (g) Assignment and Successors. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties, except that Public Company, without obtaining the consent of any other parties hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more of its Affiliates. No assignment by Public Company under this Section 13(g) shall relieve Public Company of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, including, without limitation, Noteholder’s estate and heirs upon the death of Noteholder. Any purported assignment of rights or delegation of performance obligations in violation of this Section 13(g) shall be null and void.
          (h) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, or to otherwise create any third-party beneficiary hereto.

          (i) Cooperation. Noteholder agrees to cooperate fully with Public Company and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Public Company to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Noteholder hereby agrees that Public Company and Merger Partner may publish and disclose in the Registration Statement and any resale registration statement relating thereto (including all documents and schedules filed with the SEC) and the Proxy Statement/Prospectus, such Noteholder’s identity and ownership of Shares and the nature of such Noteholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or in any other filing made by Public Company or Merger Partner with the SEC relating to the Proposed Transaction.
          (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
          (k) Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
          (l) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Public Company and Merger Partner shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Noteholder set forth in this Agreement. Noteholder accordingly agrees that, in addition to any other remedies that may be available to Public Company or Merger Partner, as applicable upon any such violation, such party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity without posting any bond or other undertaking.
          (m) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as follows: (A) if to Public Company or Merger Partner, to the address provided in the Merger Agreement, including to the persons designated therein to receive copies, and (B) if to Noteholder, to Noteholder’s address shown below Noteholder’s signature on the signature page hereof.
          (n) Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement of amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable document format, or similar format, shall be deemed to be their original signatures for all purposes.
          (o) Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          (p) Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

CRITICAL THERAPEUTICS, INC.:	NOTEHOLDER:

CAROLINA PHARMACEUTICALS LTD.

/s/ Trevor Phillips Name: Trevor Phillips
Title: President and Chief Executive Officer	/s/ Craig A. Collard Name: Craig A. Collard
Title: CEO

Address:

2000 Regency Parkway, Suite 255
Cary, NC 27518

	Telephone:	(919) 678-6611
	Facsimile:	(919) 678-6537
E-Mail Address: ccollard@cornerstonebiopharma.com

Shares Beneficially Owned by Noteholder:

* shares of Merger Partner Common Stock

None Merger Partner Stock Options

None Merger Partner Warrants

* Equal to the number of shares to be issued in connection with the Agreement
[Signature Page to Merger Partner Noteholder Agreement]

CORNERSTONE BIOPHARMA HOLDINGS, INC.:

/s/ Craig A. Collard Name: Craig A. Collard
Title: President and Chief Executive Officer

CORNERSTONE BIOPHARMA, INC.:

/s/ Craig A. Collard Name: Craig A. Collard
Title: President and Chief Executive Officer
[Signature Page to Merger Partner Noteholder Agreement]